Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports First Quarter 2019 Results

DALLAS, Texas - (Business Wire) - May 6, 2019 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week first quarter 2019, which ended on March 31, 2019.

Fiesta President and Chief Executive Officer Richard Stockinger said, "Due to recent changes in accounting standards, particularly with respect to lease accounting, it may be difficult to appreciate the progress we have made in improving our operating margins and positioning the Company for greater profitability in the future. We generated higher first quarter Adjusted EBITDA and Restaurant-level Adjusted EBITDA margins compared to the year-ago period, despite the negative impact of an increase in expense resulting from the new lease accounting standard. These improvements come from our constant focus on improving our operations and managing costs, while enhancing the experience and value proposition for our customer; however, we have yet to realize the benefits of this enhanced customer experience in terms of comparable restaurant sales growth. Comparable restaurant sales improved sequentially through the first quarter at Pollo Tropical due primarily to the relaunch of our 'Pollo Time' everyday value platform while trends at Taco Cabana were choppy in part due to unfavorable weather."

Mr. Stockinger continued, "Over the long-term, we intend to improve sales and profits using the foundation we built through the now-completed Renewal Plan. This year, we look to deliver sustainable growth in comparable restaurant sales through a variety of sales initiatives supported by an impactful mix of digital and social media and traditional marketing. We are committed to amplifying our brands' everyday value platforms, keeping our menus fresh through ongoing innovation, capitalizing on our growing 'My Pollo' and 'My TC' loyalty and e-club programs, and strengthening our partnership with DoorDash for delivery services. We are also excited by our catering opportunity, which is being positioned as a compelling 'B to B' and 'B to C' option offering delicious, fresh, flavorful food for any business or social occasion. We believe these efforts should in turn yield higher profitability and margins on a consolidated basis as we leverage favorable commodity costs and prior-year investments."

First Quarter 2019 Financial Summary

•	Total revenues decreased 2.1% to $165.9 million in the first quarter of 2019 from $169.5 million in the first quarter of 2018;

•	Comparable restaurant sales at Pollo Tropical decreased 2.6%;

•	Comparable restaurant sales at Taco Cabana decreased 0.5%;

•	Net income of $2.3 million, or $0.08 per diluted share, in the first quarter of 2019, compared to net income of $4.2 million, or $0.15 per diluted share, in the first quarter of 2018;

•
Adjusted net income of $4.1 million, or $0.15 per diluted share, (which includes a $0.02 per diluted share negative impact from adoption of the new lease accounting standard) in the first quarter of 2019, compared to adjusted net income of $4.3 million, or $0.16 per diluted share, in the first quarter of 2018 (see non-GAAP reconciliation table below);

•
Adjusted EBITDA for Pollo Tropical of $14.3 million would have been $0.4 million higher absent accounting changes resulting from adoption of the new lease accounting standard in the first quarter of 2019, compared to $14.4 million in the first quarter of 2018;

•
Restaurant-level Adjusted EBITDA at Pollo Tropical of $21.2 million, or 23.3% of restaurant sales, would have been $0.4 million, or 0.4% of restaurant sales, higher absent accounting changes resulting from adoption of the new lease accounting standard in the first quarter of 2019, compared to $21.6 million, or 22.8% of restaurant sales in the first quarter of 2018 (see non-GAAP reconciliation table below);

•
Adjusted EBITDA for Taco Cabana of $2.9 million would have been $0.5 million higher absent accounting changes resulting from adoption of the new lease accounting standard in the first quarter of 2019, compared to $2.5 million in the first quarter of 2018;

•
Restaurant-level Adjusted EBITDA at Taco Cabana of $9.5 million, or 12.8% of restaurant sales, would have been $0.5 million, or 0.6% of restaurant sales, higher absent accounting changes resulting from adoption of the new lease accounting standard in the first quarter of 2019, compared to $8.7 million, or 11.7% of restaurant sales in the first quarter of 2018 (see non-GAAP reconciliation table below); and

•
Consolidated Adjusted EBITDA of $17.2 million would have been $0.8 million higher absent accounting changes resulting from adoption of the new lease accounting standard in the first quarter of 2019, compared to Consolidated Adjusted EBITDA of $17.0 million in the first quarter of 2018 (see non-GAAP reconciliation table below).

First Quarter 2019 Brand Results

Pollo Tropical restaurant sales decreased 3.7% to $91.0 million in the first quarter of 2019 compared to $94.5 million in the first quarter of 2018 due primarily to a comparable restaurant sales decrease of 2.6% and the closure of restaurants in 2018. The decrease in comparable restaurant sales resulted from a 2.9% increase in average check and a 5.5% decrease in comparable restaurant transactions. Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant sales by approximately 100 basis points. The increase in average check was driven primarily by menu price increases of approximately 3.5%. Comparable sales trends improved in February and March compared to January.

Adjusted EBITDA for Pollo Tropical, which decreased slightly to $14.3 million in the first quarter of 2019 from $14.4 million in the first quarter of 2018, would have increased absent the negative impact of accounting changes resulting from adoption of the new lease accounting standard. The decrease was due to primarily to higher rent as a result of adopting the new lease accounting standard ($0.4 million), the impact of lower restaurant sales and higher operating expenses as a percent of restaurant sales, partially offset by lower cost of sales and labor as a percentage of restaurant sales.

Taco Cabana restaurant sales decreased 0.3% to $74.2 million in the first quarter of 2019 from $74.4 million in the first quarter of 2018 due primarily to a comparable restaurant sales decrease of 0.5%. The decrease in comparable restaurant sales resulted from a 3.6% increase in average check and a 4.1% decrease in comparable restaurant transactions. The increase in average check was due primarily to menu price increases of 3.0% and the introduction of higher priced shareable items. We believe that the decline in comparable transactions is partially attributable to weather.

Adjusted EBITDA for Taco Cabana increased to $2.9 million in the first quarter of 2019 from $2.5 million in the first quarter of 2018 despite the $0.5 million negative impact of accounting changes resulting from adoption of the new lease accounting standard in 2019. The increase was due primarily to lower cost of sales and labor as a percentage of restaurant sales and lower operating and advertising expense, partially offset by higher rent as a result of adopting the new lease accounting standard ($0.5 million).

Lease Accounting Change

We adopted Financial Accounting Standard Board ("FASB") Accounting Standard Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), which requires lessee recognition of lease assets and lease liabilities on the balance sheet, at the beginning of fiscal 2019. The new lease accounting standard, ASC 842, had a significant impact on our results of operations because we had $18.6 million in sale leaseback gains from which we no longer receive a benefit to rent expense and we have a significant number of closed restaurants for which we had previous reserves that we can no longer use to offset our closed restaurant rent payments.

As a result of adopting this standard, substantially all previously deferred gains on sale-leaseback transactions were recognized as an adjustment to retained earnings and we will no longer receive the benefit to rent expense from amortizing these gains. Additionally, prior to the adoption of ASC 842, we recorded closed restaurant reserves representing future minimum lease payments and ancillary costs from the date of the restaurant closure to the end of the remaining lease term net of estimated sublease recoveries when a restaurant closed and then recorded rent payments as a reduction to the closed restaurant reserves. As a result of adopting ASC 842, accrued rent included in these closed restaurant reserves was recorded as a reduction to operating lease right-of-use assets and rent related to closed restaurants is now included within closed restaurant rent expense, net of sublease income in the condensed consolidated statement of operations. The comparative period information has not been restated and continues to be reported under the accounting standard in effect for that period. Amortization of deferred gains from sale-leaseback transactions for the three months ended April 1, 2018 totaled approximately $0.4 million and $0.5 million for Pollo Tropical and Taco Cabana, respectively. Closed restaurant rent expense, net of sublease income for the three months ended March 31, 2019 totaled $1.1 million and $0.3 million for Pollo Tropical and Taco Cabana, respectively.

Restaurant Portfolio

During the first quarter of 2019, Fiesta opened two Taco Cabana restaurants in Texas. As of March 31, 2019, there were 139 Company-owned Pollo Tropical restaurants, 164 Company-owned Taco Cabana restaurants, 31 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guyana and Panama and eight franchised Taco Cabana restaurants in the U.S.

Capital Expenditures

Full year capital expenditures in 2019 include opening of three new Company-owned Pollo Tropical restaurants in South Florida and three to four new Company-owned Taco Cabana restaurants in Texas. Total capital expenditures are expected to be $45 million to $55 million including $11 million to $14 million to develop new Company-owned restaurants, $9 million to $11 million to implement information technology and other systems projects and $1 million in catering equipment. In addition, ongoing reinvestment in our Pollo Tropical and Taco Cabana Company-owned restaurants in 2019 is expected to include $16 million to $18 million for restaurant remodeling, equipment to support new menu platforms and other facility enhancements, and $9 million to $12 million for capital maintenance.

Investor Conference Call Today

Fiesta will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Monday, May 13, 2019, and can be accessed by dialing 412-317-6671. The passcode is 13689817. The conference call will also be webcast live from the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our investments in sales initiatives, advertising and marketing, including our new loyalty programs, operations improvements, menu development and innovation and catering and third party delivery on future sales and earnings contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and our quarterly reports on Form 10- Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2019 AND APRIL 1, 2018
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)
	March 31, 2019	April 1, 2018

Revenues:
Restaurant sales	$165,181	$168,833
Franchise royalty revenues and fees	671	651
Total revenues	165,852	169,484
Costs and expenses:
Cost of sales	50,510	53,565
Restaurant wages and related expenses (b)	45,036	46,483
Restaurant rent expense (c)	11,745	8,892
Other restaurant operating expenses (c)	21,763	23,450
Advertising expense	5,521	6,213
General and administrative expenses (b)(d)	15,071	14,919
Depreciation and amortization	9,548	8,999
Pre-opening costs	401	381
Impairment and other lease charges (e)	(338)	(662)
Closed restaurant rent, net of sublease income (f)	1,424	—
Other expense (income), net (g)	702	366
Total operating expenses	161,383	162,606
Income from operations	4,469	6,878
Interest expense	1,234	1,069
Income before income taxes	3,235	5,809
Provision for income taxes (h)	946	1,625
Net income	$2,289	$4,184
Earnings per common share:
Basic	$0.08	$0.15
Diluted	0.08	0.15
Weighted average common shares outstanding:
Basic	26,842,704	26,874,016
Diluted	26,845,077	26,879,831

(a) The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three month periods ended March 31, 2019 and April 1, 2018 each included 13 weeks.

(b) Restaurant wages and related expenses include stock-based compensation of $27 and $17 for the three months ended March 31, 2019 and April 1, 2018, respectively. General and administrative expenses include stock-based compensation expense of $765 and $872 for the three months ended March 31, 2019 and April 1, 2018, respectively.

(c) As a result of adopting Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), restaurant rent expense for the three months ended March 31, 2019 includes real estate taxes and common area maintenance costs. These costs are included in other restaurant operating expenses for the three months ended April 1, 2018. In addition, as a result of adopting ASC 842 in fiscal 2019, rent expense does not include the benefit of amortizing previously deferred sale leaseback gains, which increased rent expense by $0.8 million for the three months ended March 31, 2019.

(d) See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(e) See note (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(f) See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(g) See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(h) See note (a) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2019	December 30, 2018

Assets
Cash	$5,018	$5,258
Other current assets	43,241	39,141
Property and equipment, net	225,270	231,328
Operating lease right-of-use assets	264,951	—
Goodwill	123,484	123,484
Deferred income taxes	6,131	10,383
Other assets	8,336	9,065
Total assets	$676,431	$418,659

Liabilities and Stockholders' Equity
Current liabilities	$59,931	$46,561
Long-term debt, net of current portion	83,594	79,636
Deferred income sale-leaseback of real estate	—	19,899
Operating lease liabilities	269,424	—
Other non-current liabilities	8,540	32,504
Total liabilities	421,489	178,600
Stockholders' equity	254,942	240,059
Total liabilities and stockholders' equity	$676,431	$418,659

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)
	Three Months Ended
	March 31, 2019	April 1, 2018
Segment revenues:
Pollo Tropical	$91,481	$94,942
Taco Cabana	74,371	74,542
Total revenues	$165,852	$169,484

Change in comparable restaurant sales (a):
Pollo Tropical	(2.6)%	1.1%
Taco Cabana	(0.5)%	(1.7)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$670	$674
New restaurants (c)	439	432
Total Company-owned (d)	655	647
Taco Cabana
Comparable restaurants (b)	$459	$455
New restaurants (c)	435	341
Total Company-owned (d)	457	448

Income (loss) before income taxes:
Pollo Tropical	$5,956	$8,128
Taco Cabana	(2,721)	(2,319)

Adjusted EBITDA (e):
Pollo Tropical	$14,317	$14,447
Taco Cabana	2,895	2,511

Restaurant-level Adjusted EBITDA (e)(f):
Pollo Tropical	$21,169	$21,584
Taco Cabana	9,464	8,663
(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.
(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e) Adjusted EBITDA and Restaurant-level Adjusted EBITDA were negatively impacted in 2019 by $0.4 million for Pollo Tropical and $0.5 million for Taco Cabana related to adopting ASC 842, the new lease accounting standard
(f) Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended
	March 31, 2019	April 1, 2018

Company-owned restaurant openings:
Pollo Tropical	—	—
Taco Cabana	2	—
Total new restaurant openings	2	—

Company-owned restaurant closings:
Pollo Tropical	—	—
Taco Cabana	—	—
Net change in restaurants	2	—

Number of Company-owned restaurants:
Pollo Tropical	139	146
Taco Cabana	164	166
Total Company-owned restaurants	303	312

Number of franchised restaurants:
Pollo Tropical	31	31
Taco Cabana	8	7
Total franchised restaurants	39	38

Total number of restaurants:
Pollo Tropical	170	177
Taco Cabana	172	173
Total restaurants	342	350

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	March 31, 2019		April 1, 2018
		(a)		(a)
Pollo Tropical:
Restaurant sales	$91,026		$94,478
Cost of sales	28,298	31.1%	31,015	32.8%
Restaurant wages and related expenses	21,153	23.2%	22,156	23.5%
Restaurant rent expense	5,421	6.0%	4,297	4.5%
Other restaurant operating expenses	11,958	13.1%	12,115	12.8%
Advertising expense	3,032	3.3%	3,316	3.5%
Depreciation and amortization	5,213	5.7%	5,316	5.6%
Pre-opening costs	86	0.1%	224	0.2%
Impairment and other lease charges	(379)	(0.4)%	(541)	(0.6)%
Closed restaurant rent expense, net of sublease income	1,144	1.3%	—	—%

Taco Cabana:
Restaurant sales	$74,155		$74,355
Cost of sales	22,212	30.0%	22,550	30.3%
Restaurant wages and related expenses	23,883	32.2%	24,327	32.7%
Restaurant rent expense	6,324	8.5%	4,595	6.2%
Other restaurant operating expenses	9,805	13.2%	11,335	15.2%
Advertising expense	2,489	3.4%	2,897	3.9%
Depreciation and amortization	4,335	5.8%	3,683	5.0%
Pre-opening costs	315	0.4%	157	0.2%
Impairment and other lease charges	41	0.1%	(121)	(0.2)%
Closed restaurant rent expense, net of sublease income	280	0.4%	—	—%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Consolidated
March 31, 2019:
Net income			$2,289
Provision for income taxes			946
Income (loss) before taxes	$5,956	$(2,721)	$3,235
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,213	4,335	9,548
Impairment and other lease charges	(379)	41	(338)
Interest expense	656	578	1,234
Closed restaurant rent expense, net of sublease income	1,144	280	1,424
Other expense (income), net	596	106	702
Stock-based compensation expense in restaurant wages	5	22	27
Total non-general and administrative expense adjustments	7,235	5,362	12,597
General and administrative expense adjustments:
Stock-based compensation expense	577	188	765
Restructuring costs and retention bonuses	549	66	615
Total general and administrative expense adjustments	1,126	254	1,380
Adjusted EBITDA	$14,317	$2,895	$17,212
Restaurant-level adjustments:
Add: Pre-opening costs	86	315	401
Add: Other general and administrative expense(1)	7,221	6,470	13,691
Less: Franchise royalty revenue and fees	455	216	671
Restaurant-level Adjusted EBITDA	$21,169	$9,464	$30,633

April 1, 2018:
Net income			$4,184
Provision for income taxes			1,625
Income (loss) before taxes	$8,128	$(2,319)	$5,809
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,316	3,683	8,999
Impairment and other lease charges	(541)	(121)	(662)
Interest expense	528	541	1,069
Other expense (income), net	346	20	366
Stock-based compensation expense in restaurant wages	5	12	17
Total non-general and administrative expense adjustments	5,654	4,135	9,789
General and administrative expense adjustments:
Stock-based compensation expense	467	405	872
Strategic Renewal Plan restructuring costs and retention bonuses	198	290	488
Total general and administrative expense adjustments	665	695	1,360
Adjusted EBITDA	$14,447	$2,511	$16,958
Restaurant-level adjustments:
Add: Pre-opening costs	224	157	381
Add: Other general and administrative expense(1)	7,377	6,182	13,559
Less: Franchise royalty revenue and fees	464	187	651
Restaurant-level Adjusted EBITDA	$21,584	$8,663	$30,247
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, closed restaurant rent expense, net of sublease income, other expense (income), net, terminated capital project costs, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	March 31, 2019				April 1, 2018
	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS
Reported - GAAP	$3,235	$946	$2,289	$0.08	$5,809	$1,625	$4,184	$0.15
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (b)	(338)	(83)	(255)	(0.01)	(662)	(164)	(498)	(0.02)
Closed restaurant rent, net of sublease income (c)	1,424	349	1,075	0.04	—	—	—	—
Other expense (income), net (d)	702	172	530	0.02	366	91	275	0.01
Total non-general and administrative expense	1,788	438	1,350	0.05	(296)	(73)	(223)	(0.01)
General and administrative expense adjustments:
Restructuring costs and retention bonuses (e)	615	151	464	0.02	488	121	367	0.01
Total general and administrative expense	615	151	464	0.02	488	121	367	0.01
Adjusted - Non-GAAP	$5,638	$1,535	$4,103	$0.15	$6,001	$1,673	$4,328	$0.16

(a) The provision for income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 24.5% and 24.8% for the periods ending March 31, 2019 and April 1, 2018, respectively. For fiscal years beginning January 1, 2018, our federal statutory tax rate is 21% as a result of the enactment of the Tax Cuts and Jobs Act (the "Act") in December 2017.

(b) Impairment and other lease charges for the three months ended March 31, 2019 primarily consist of impairment charges of $0.4 million and a lease charge recoveries benefit related to closed restaurant lease terminations of $(0.7) million. The impairment charges primarily related to equipment from previously impaired restaurants.

Impairment and other lease charges for the three months ended April 1, 2018, primarily consist of a $(0.6) million and a $(0.1) million net benefit related to lease charge recoveries for Pollo Tropical and Taco Cabana, respectively, due primarily to a lease termination, a lease assignment, subleases and other adjustments to estimates of future lease costs.

(c) Closed restaurant rent, net of sublease income primarily consists of closed restaurant lease costs of $2.2 million partially offset by sublease income of $(0.7) million. As a result of adopting ASC 842, lease costs related to closed restaurants are recorded as closed restaurant rent. These costs were previously recorded as lease charges within impairment and other lease charges when a restaurant closed.

(d) Other expense (income), net for three months ended March 31, 2019 primarily consists of costs for the removal, transfer and storage of equipment from closed restaurants of $0.5 million. Other expense (income), net for the three months ended April 1, 2018, includes the write-off of site costs primarily related to a location that we decided not to develop and costs for the removal, transfer and storage of equipment from closed restaurants, partially offset by a gain on the sale of a closed restaurant property.

(e) Restructuring costs and retention bonuses for the three months ended March 31, 2019 include severance costs related to eliminated positions. Restructuring costs and retention bonuses for the three months ended April 1, 2018, include severance related to the Strategic Renewal Plan and reduction in force and bonuses paid to certain employees for retention purposes.